
Cardinal Ethanol News
Fueling energy independence.

March 2018

A Milestone Reached at Cardinal Ethanol

Since November of 2008, Cardinal ethanol has been producing home grown, clean burning, high performance, high octane ethanol. This past August, Cardinal celebrated the production of our 1,000,000,000th gallon of ethanol production since the plant started. Today, ethanol represents approximately 10% of the nation's gasoline supply. Ethanol is blended in more than 96% of US gasoline today all across the country. When blended as a conventional 87 octance gasoline, the ethanol prouced at Cardinal Ethanol since inception would fuel approximately 8 million cars!

Cardinal's ethanol process starts with one of the most renewable and available commodities grown here in the United States—CORN! To reach the 1-billion-gallon milestone, Cardinal has purchased over 350,000,000 bushels of corn, most of which have come from the surrounding area. That represents roughly 2,187,500 acres of corn.

In addition to ethanol production, there has been over 2.5 million tons of DDGs, a high protein, highly nutritious livestock feed produced and over 22.5 million gallons of corn oil produced.

Many thanks go out to our Unit Holders, Management Team, Employees, Customers, the Community, and the many valuable partners we have had along the way for their support and for giving us all the opportunity to work for and with the industry's best. We look forward to the next chapter of Cardinal Ethanol's future as we continue to clean our environment, provide rural community jobs, lower fuel prices, help boost the farm economy, and continue to fuel energy independence!




1,000,000,000
Congratulations



Summary from the Annual Meeting

Three incumbent directors, Rob Davis, Cy LeFevre, and Dale Schwieterman were elected to serve an additional three-year term. The members also voted to approve Proposals 2, 3, and 4 for amendments to the Operating Agreement. The members also approved the endorsement of the compensation of our executive officers.

Financials were discussed for Fiscal Year 2017 and the First Quarter of 2018. We had another profitable year at Cardinal Ethanol and the profits have continued into the first quarter despite tightened margins. Results from the financials are covered below.

For the calendar year, for tax purposes, ordinary income came out to $562 per unit. This is the amount that was reported to you on your K-1 mailed at the end of January.

Jeff Painter, CEO reported on our 1,000,000,000 milestone that was reached in August of 2017. Greg Roy, Commodity Manager, reported on the Trading Division that was added during FY 2017. He reported that we have seen a substantial growth in new customers—both corn and soybean customers since Cardinal added the capability to procure soybeans. Plant Manager, Jeremey Herlyn, reported on the development of Cardinal over the last ten years. Jeremey covered the major plant upgrades, our increase in yield per bushel, ethanol production growth, employee turnover, and safety accomplishments.

Ron Lamberty from the American Coalition for Ethanol presented information regarding the work that ACE does with convenience stores to promote the ethanol industry. He discussed the importance of convenience stores carrying blender pumps at their stations, what ACE does to educate and encourage station to implement the pump, and what this movement would mean for American ethanol.

Distributions

At the February 20th meeting, the board approved a distribution in the amount of $200 per unit for holders of record at the close of business on that date. This distribution was paid March 2nd. Remember to keep us updated with your current contact information so that we can get your money to you. Also, please be mindful of checking the website and/or SEC website to find out if distributions have been declared before calling our office. When you call our office with any investor related questions, you will want to speak with Bill Dartt or Ashleigh Lawrence.

Fiscal Year Ended September 30, 2017 Financial Results

Below are the condensed income statements and balance sheets from our annual report filed on Form 10-K for the year ended September 30, 2017. Some of the highlights from the year include:

- Net income was approximately $13.4 million or about $919 per unit.
- Distributions paid in FY 2017 totaled $1,175 per unit.

- We sold over 126.2 million gallons of ethanol. This is up approximately 4.75% from FY 2016.
- We are currently operating at approximately 30% above our nameplate capacity.
- DDGs prices were down nearly 25% compared to the same period in 2016 and corn oil prices were up approximately 7.69%.
- We utilized 3.42% more corn in FY 2017 and corn prices increased about 2.33% this year compared to the same period in 2016.
- Natural gas prices were up over 16% this fiscal year compared to last.
- Many of our capital expansion projects were completed during the year which include the addition of a fermenter, cooling tower cell, beer-degasser, and other de-bottlenecking improvements. We expect these various projects will allow us to increase our annual ethanol production.
- Another capital expansion project was completed during the year to add grain receiving and train loading facilities to allow us to procure, transport, and sell grain commodities through our new Trading Division.

Fiscal Year 2017 Financial Results*		
Statements of Operations (Twelve Months Ended)		
	9/30/2017	*9/30/2016*
Revenues	$ 228,496,827	$ 222,895,449
Cost of Goods Sold	209,241,617	204,014,877
Gross Profit	19,255,210	18,880,572
Operating Expenses	5,520,971	5,233,634
Operating Income	13,734,239	13,646,938
Other Income (Expense)	(309,615)	(125,143)
Net Income	$ 13,424,624	$ 13,521,795
Net Income Per Unit	$ 919	$ 926
Balance Sheets		
	9/30/2016	*9/30/2016*
Assets	$ 159,171,996	$ 153,929,172
Current Liabilities	$ 18,007,407	$ 11,676,852
Long Term Debt	$ 14,581,758	$ 11,932,063
Member's Equity	$ 126,582,831	$ 130,320,257
Total Liabilities & Member's Equity	$ 159,171,996	$ 153,929,172
Book Value Per Share	$ 8,666	$ 8,922

Quarter Ended December 31, 2017 Financial Results

Below are the condensed income statements and balance sheets from our quarterly report filed on Form 10-Q for the quarter ended December 31, 2017. Some of the highlights from the year include:

- Net income was approximately $1.6 million or about $110 per unit.
- The average price per gallon of ethanol sold for the three months ended December 31, 2017 was approximately 16.1% lower than our average price per gallon of ethanol sold for the same period in 2016. This decrease is due to increased industry-wide production which was in excess of demand.
- DDGs prices were up approximately 7.9% compared to the same period in 2016 and corn oil prices were consistent.
- We utilized 3.6% more corn during the first quarter of FY 2018 and corn prices were approximately 6.2% lower this year compared to the same period in FY 2017.

1st Quarter 2018 Financial Results *

Statements of Operations (Three Months Ended)		
	12/31/2017	*12/31/2016*
Revenues	$ 55,855,489	$ 58,054,764
Cost of Goods Sold	52,454,137	49,450,176
Gross Profit	3,401,352	8,604,588
Operating Expenses	1,638,748	1,186,757
Operating Income	1,762,604	7,417,831
Other Income (Expense)	(158,096)	(119,794)
Net Income	$ 1,604,508	$ 7,298,037
Net Income Per Unit	$ 110	$ 500
Balance Sheets		
	12/31/2017	*9/30/2017*
Assets	$ 165,203,433	$ 159,171,996
Current Liabilities	$ 25,904,211	$ 18,007,407
Long Term Debt	$ 16,954,283	$ 14,581,758
Member's Equity	$ 122,344,939	$ 126,582,831
Total Liabilities & Member's Equity	$ 165,203,433	$ 159,171,996
Book Value Per Share	$ 8,376	$ 8,666

More detailed financials and financial footnotes, along with other information, can be found in our quarterly and annual reports filed with the Securities Exchange Commission (SEC). These are

available by linking from our website to the SEC website; simply click on "Investors" then "SEC Info". Please call our office if you need any assistance in obtaining or understanding the reports.

*This information has been derived from the audited Financial Statements and accompanying notes included in our Annual Report on Form 10-K and the unaudited Financial Statements and accompanying notes included in our Quarterly Report on Form 10-Q, which are available at the SEC's website at: www.sec.gov. You can also access the Annual and Quarterly Reports at Cardinal's website: www.cardinalethanol.com.

Cardinal's Biggest Assets

This quarter's employee spotlight is on the process team. These guys and gals have many years of experience among them. Seven of the bunch have been with the plant from the beginning. Between all of them and the different qualities each individual holds, they make up a strong team to keep our plant in operation 24/7.

The production crew works to meet their three main initiatives which, among numerous other goals, are to increase our ethanol yield, increase our corn oil yield, and decrease the BTUs/gallon while efficiently and effectively running the process.




Pictured above: (L-R) Steve Detrick, Robby Zehringer, Jason Matchett, Tyler Trent, Todd Cline, Brandon Kennedy, Kenny Mock, Kyle Cook, and Stacey Chalfant.




Pictured above: (L-R) Shane Roderick, Don Jackson, Robert Cooper, James Smith, Tyler Mote, Jake Breymier, Jim Peed, and Kenny Tackett.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS:

This communication contains forward looking statements regarding future events, future business operations or other future prospects. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. Cardinal Ethanol disclaims any intent or obligation to update its forward-looking statements, whether as a result of receiving new information, the occurrence of future events or otherwise. Certain of these risk and uncertainties are described in our filings with the SEC which are available at the SEC's website at www.sec.gov.